Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated March 13, 2006, except for the 2005 stock based compensation disclosures included in Note Fifteen to the consolidated financial statements, as to which the date is March 9, 2007, and except for the segment disclosures in Note Nineteen to the consolidated financial statements, as to which the date is March 10, 2008, relating to the financial statements and financial statement schedule, which appears in eLoyalty Corporation’s Annual Report on Form 10-K for the year ended December 29, 2007. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Chicago, Illinois

August 6, 2008